CoConnect, Inc.

3651 LINDELL RD., SUITE D565

LAS VEGAS, NV 89103

(424) 256-8560 • (310) 388-0582 (fax)

November 19, 2015

Fanattac, Inc.

1999 Avenue of the Stars, Suite 2025

Los Angeles, CA 90067

Attn: Roberta Jacobs, CEO

Re:	Reverse Acquisition of the Outstanding Stock of Fanattac, Inc.

Ladies and Gentlemen:

This letter will confirm that CoConnect, Inc., a Nevada corporation (“Buyer”), is interested in acquiring by reverse acquisition all the outstanding capital stock (the “Company Shares”) of Fanattac, Inc., a Delaware corporation (the “Company”), from the Company’s current shareholders (“Sellers”). In this letter, (a) the Company and its subsidiaries are called the “Acquired Companies,” and (b) Buyer’s possible acquisition of Company Shares (or other acquisition of the Company) is sometimes called the “Proposed Transaction.”

PART I.
NONBINDING PROVISIONS

The parties wish to commence negotiating a definitive written acquisition agreement providing for the Proposed Transaction (a “Definitive Agreement”). To facilitate the negotiation of a Definitive Agreement, the parties request that Buyer’s counsel prepare an initial draft. The execution of any Definitive Agreement would be subject to the satisfactory completion of Buyer’s ongoing investigation of the Acquired Companies’ business and would also be subject to approval by Buyer’s board of directors.

Based upon the information currently known to Buyer, it is proposed that the Definitive Agreement would include the following terms:

Section 1.01 Basic Transaction. Sellers will sell all the Company Shares to Buyer at the price (the “Purchase Price”) set forth in Section 1.02 at the closing of the Proposed Transaction (the “Closing”), which is expected to be no later than March 31, 2016. At Closing, (a) the board of directors of Buyer will be reconstituted so that a majority of the members shall be nominees of Sellers and (b) the executive officers of the Company shall be appointed to similar offices of Buyer. At the option of the Company, Bennett Yankowitz would stay on as interim CFO and a director for a period of time to be specified.

Section 1.02 Purchase Price. The Purchase Price will be 15,300,000 shares of common stock of the Buyer (“CCON Shares”), which will constitute 67.5% of the total number of outstanding CCON Shares at Closing, on a fully diluted basis, as further described in the Proposal attached to this letter as Exhibit A.

Section 1.03 Audited Financial Statements. The Closing will be subject to the condition that the Company shall have provided to Buyer financial statements of the Company, for the fiscal years ended December 31, 2014 and 2015 and, if the Closing does not occur prior to April 30, 2016, the fiscal quarters ended March 31, 2015 and 2016, prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) and in such form as will enable Buyer’s independent registered public accounting firm to audit the financial statements of the Company and pro forma financial statements of the Buyer and as will enable Buyer to prepare audited and the Company, in the form required in connection with Buyer’s filing requirements with the U.S. Securities and Exchange Commission (the “SEC”) in respect of the Proposed Transaction. The Company shall be responsible for the costs of preparing such financial statements in accordance with GAAP, as described above, and the Buyer will be responsible for the costs of auditing such financial statements and preparation of the associated filings with the SEC, including a “Super 8-K” with respect to the Proposed Transaction.

Section 1.04 Other Terms.

(a) Sellers will make comprehensive representations and warranties to Buyer and will provide comprehensive covenants, indemnities, and other protections for the benefit of Buyer. The consummation of the Proposed Transaction by Buyer will be subject to the satisfaction of various conditions required to be satisfied prior to Closing, which will include, but not be limited to, the following:

(i) Sellers will own 100% of the outstanding capital stock of the Company, and the Company Shares will be free and clear of all liens and encumbrances;

(ii) There will have been no material adverse change in the business or financial condition of any Acquired Company;

(iii) Between the date of the Definitive Agreement and the Closing, Sellers will cause the Acquired Companies to operate their business in the ordinary course and to refrain from any extraordinary transactions;

(iv) The truth and accuracy of the representations and warranties of Sellers set forth in the Definitive Agreement;

(v) Sellers will have performed or complied in all material respects with all agreements required by the Definitive Agreement to be performed or complied with by him; and

(vi) Such other conditions as are customary in transactions of this type.

(b) Buyer will make comprehensive representations and warranties to Sellers and will provide comprehensive covenants, indemnities, and other protections for the benefit of Sellers. The consummation of the Proposed Transaction by Sellers will be subject to the satisfaction of various conditions required to be satisfied prior to Closing, which will include, but not be limited to, the following:

(i) Buyer shall have closed the “Initial Tranche” placement of its common shares, as described in Exhibit A;

(ii) There will have been no material adverse change in the business or financial condition of Buyer;

(iii) Between the date of the Definitive Agreement and the Closing, Buyer will operate its business in the ordinary course and to refrain from any extraordinary transactions;

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(iv) The truth and accuracy of the representations and warranties of Buyer set forth in the Definitive Agreement;

(v) Buyer will have performed or complied in all material respects with all agreements required by the Definitive Agreement to be performed or complied with by it; and

(vi) Such other conditions as are customary in transactions of this type.

Section 1.05 Equity Financings. As set forth on Exhibit A, the Proposed Transaction will include an engagement by the Company of PacificWave Partners Limited (“PacificWave”) to raise funds by private placements of shares of Buyer’s common stock as follows:

(a) An initial placement of 2,200,000 shares of Buyer common stock at $0.60 per share. The $1,320,000 gross proceeds of the placement will be used as follows: $900,000 will be loaned to the Company pursuant to a secured promissory note of the Company, maturing on the Closing date; $132,000 will be paid to PacificWave as a 10% placement fee; and the remaining $288,000 will be retained by Buyer for payment of transaction costs and operating expenses in the ordinary course of business. If the placement has not closed within 30 days after the date the Definitive Agreement is executed, Sellers shall have the right to terminate the Definitive Agreement.

(b) A post-Closing placement of of 2,500,000 shares of Buyer common stock at $1.00 per share. The $2,500,000 gross proceeds of the placement will be used as follows: $200,000 will be paid to PacificWave as an 8% placement fee; and the remaining $2,300,000 will be used for general corporate purposes. PacificWave will use its commercially reasonable best efforts to close this placement within 60 days after the Closing.

Section 1.06 Tax Structure. in the Definitive Agreement, the Proposed Transaction will be structured for Federal income tax purposes either as an “A reorganization” (i.e., a reverse subsidiary merger) or a “B reorganization” (i.e., a share-for-share exchange), as mutually agreed by Buyer and Sellers.

PART II.
BINDING PROVISIONS

The parties, intending to be legally bound, agree to the following legally enforceable sections of this letter.

Section 2.01 Access.

(a) Sellers will cause the Company to afford Buyer and its duly authorized representatives full and free access to each Acquired Company, its personnel, properties, contracts, books and records, and all other documents and data, subject to the Confidentiality Agreement referred to in Section 2.04.

(b) Buyer will afford Sellers and their duly authorized representatives full and free access to Buyer, its personnel, properties, contracts, books and records, and all other documents and data, subject to the Confidentiality Agreement referred to in Section 2.04.

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Section 2.02 Exclusive Dealing

(a) Sellers will not, and will cause the Acquired Companies not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the Company Shares or the Acquired Companies, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and

(b) Sellers will immediately notify Buyer regarding any contact between any Seller, any Acquired Company, or their respective representatives and any other person regarding any such offer or proposal or any related inquiry and if made in writing furnish a copy thereof.

Section 2.03 Conduct of Business. Sellers shall cause the Acquired Companies to operate in the ordinary course and to refrain from any transactions outside the ordinary course of business.

Section 2.04 Confidentiality. Except as expressly modified by the Binding Provisions, the Confidentiality Agreement entered into by the Company and Buyer on October 28, 2015 (the “Confidentiality Agreement”) shall remain in full force and effect.

Section 2.05 Costs. Except as otherwise set forth in Section 1.03 and the corresponding provisions of the Definitive Agreement, Buyer and Sellers will be responsible for and bear all of their respective costs and expenses (including any broker’s or finder’s fees and the expenses of their representatives) incurred at any time in connection with pursuing or consummating the Proposed Transaction.

Section 2.06 Termination. The Binding Provisions will automatically terminate upon the earliest of the following (the “Termination Date”): (i) December 31, 2015, (ii) execution of the Definitive Agreement by all parties, (iii) the mutual written agreement of Buyer and Sellers, or (iv) written notice of termination by Buyer or Sellers, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties will have no further obligations under this letter, except Section 2.04 will survive such termination.

Section 2.07 Effect of Letter. The provisions of Sections 1.01 through 1.04 of this letter are intended only as an expression of interest on behalf of Buyer, are not intended to be legally binding on any party or Acquired Company, and are expressly subject to the negotiation and execution of an appropriate Definitive Agreement. In addition, nothing in this letter should be construed as an offer or commitment on the part of Buyer to submit a definitive proposal. Except as expressly provided in Sections 2.01 through 2.09 (or as expressly provided in any binding written agreement that the parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Proposed Transaction, or relating to the negotiation of the terms of the Proposed Transaction or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the parties or any of the Acquired Companies.

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Section 2.08 Miscellaneous

(a) Entire Agreement. The Binding Provisions supersede all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(b) Modification. The letter may only be amended, supplemented, or otherwise modified by a writing executed by the parties.

(c) Governing Law. All matters relating to or arising out of a Proposed Transaction and the rights of the parties (sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of California, without regard to conflicts of laws principles that would require the application of any other law.

(d) Jurisdiction; Service of Process. Any proceeding arising out of or relating to a Proposed Transaction shall be brought in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to a Proposed Transaction in any other court. Each party acknowledges and agrees that this Section 2.09(d) constitutes a voluntary and bargained- for agreement between the parties. Process in any proceeding may be served on any party anywhere in the world.

(e) Counterparts. This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties. A manual signature on this letter whose image shall have been transmitted electronically will constitute an original signature for all purposes. The delivery of copies of this letter, including executed signature pages, by electronic transmission will constitute effective delivery of this letter for all purposes.

If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our understanding with respect to its subject matter and a binding agreement with respect to the Binding Provisions.

Very truly yours,

CoConnect, Inc.

		By:	/s/ Bennett J. Yankowitz
Bennett J. Yankowitz, President

Agreed to as to the Binding Provisions on November 19, 2015:

Fanattac, Inc.

By:	/s/ Roberta Jacobs
Roberta Jacobs, CEO

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VERTICAL LEAP ADVISORS LLC

By:	/s/ Jonathan Destler
Jonathan Destler, Managing Member

By:	/s/ Donald Danks
Donald Danks, Managing Member

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Exhibit A

Proposed Transaction

	Shares	%
Restricted Shares Outstanding	3,072,19	13.6%
Public Shareholders (float)	167,233	0.7%
Shares and options for consulting and M&A Services in Connection with RTO (PWP)	1,920,000	8.5%
Subtotal	5,159,428	22.8%
Pre-RTO Private Placement (1)	2,200,000	9.7%
Shares prior to closing	7,359,428	32.5%
Fanattac shareholders	15,300,000	67.5%
Total outstanding after RTO	22,659,428	100.0%

(1) 2,200,000 shares @ $0.60 ($1,320,000 total).